As filed with the Securities and Exchange Commission on June 5, 2003
                                                Registration No. 333-[_________]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                                 --------------


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           FIRST ADVANTAGE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                         61-1437565
(State or Other Jurisdiction of                          (I.R.S. Employer
Incorporation or Organization)                        Identification Number)

                         805 Executive Center Drive West
                                    Suite 300
                          St. Petersburg, Florida 33702
   (Address, Including Zip Code, of Registrant's Principal Executive Offices)

         800-U.S. SEARCH Amended and Restated 1998 Stock Incentive Plan
         800-U.S. SEARCH 1999 Non-Employee Directors' Stock Option Plan
                  US SEARCH.com Inc. 2000 Stock Incentive Plan
                              (Full Title of Plans)

                Kenneth D. DeGiorgio, Esq.                                       With a copy to:
   Vice President, General Counsel, Assistant Secretary                         Neil W. Rust, Esq.
                   1 First American Way                                          White & Case LLP
                Santa Ana, California 92707                                   633 West Fifth Street
                      (714) 800-3000                                      Los Angeles, California 90071
           (Name, Address and Telephone Number,                                   (213) 620-7700
        Including Area Code, of Agent For Service)


                         CALCULATION OF REGISTRATION FEE
========================= ====================== ======================= ====================== ======================
 Title Of Each Class Of          Amount                 Proposed           Proposed Maximum           Amount of
    Securities To Be              To Be             Maximum Offering           Aggregate            Registration
       Registered           Registered(1)(2)       Price Per Share(3)      Offering Price(4)           Fee(5)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Class A Common stock,
   $.001 par value...              658,184               $44.75              $29,453,734                $2,383
                                 shares(6)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Class A Common stock,
   $.001 par value...     22,352 shares(7)               $58.25               $1,302,004                  $106
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Class A Common stock,
   $.001 par value...              107,696               $23.00               $2,477,008                  $201
                                 shares(8)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                  Totals       788,232 shares             n/a                     n/a                  $2,690(9)
========================= ====================== ======================= ====================== ======================

(1) Represents shares of First Advantage Class A common stock issuable upon the exercise of options previously granted by US Search.com Inc. and assumed by First Advantage Corporation in connection with the Agreement and Plan of Merger, dated as of December 13, 2002, by and among First Advantage, US SEARCH.com Inc. and the other parties thereto.

(2) Pursuant to Rule 416 under the Securities Act, this Registration Statement will include any additional shares of First Advantage Class A common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of First Advantage Class A common stock.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act and calculated by dividing
     (a) the average weighted exercise price of (i) $1.79 per share for options outstanding under the 800-U.S. Search Amended and Restated 1998 Stock Incentive Plan ("1998 Plan"), (ii) $2.33 per share for options outstanding under the 800-U.S. Search 1999 Non-Employee Directors' Stock Option Plan ("1999 Plan") and (iii) $0.92 per share for options outstanding under the US Search.com Inc. 2000 Stock Incentive Plan ("2000 Plan"), by (b) the exchange ratio of 0.04.

(4) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act.

(5) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00008090 and the proposed maximum aggregate offering price.

(6) Estimated solely for the purpose of determining the registration fee. The number of shares to be registered hereby in respect of the 1998 Plan is determined by multiplying 16,454,609, which is the number of shares of US SEARCH common stock issuable pursuant to options outstanding under the 1998 Plan immediately prior to the effective time of the merger of a subsidiary of First Advantage with and into US SEARCH, by the exchange ratio of 0.04, rounded down to the nearest share.

(7) Estimated solely for the purpose of determining the registration fee. The number of shares to be registered hereby in respect of the 1999 Plan is determined by multiplying 558,816, which is the number of shares of US SEARCH common stock issuable pursuant to options outstanding under the 1999 Plan immediately prior to the effective time of the merger of a subsidiary of First Advantage with and into US SEARCH, by the exchange ratio of 0.04, rounded down to the nearest share.

(8) Estimated solely for the purpose of determining the registration fee. The number of shares to be registered hereby in respect of the 2000 Plan is determined by multiplying 2,692,424, which is the number of shares of US SEARCH common stock issuable pursuant to options outstanding under the 2000 Plan immediately prior to the effective time of the merger of a subsidiary of First Advantage with and into US SEARCH, by the exchange ratio of 0.04, rounded down to the nearest share.

(9) First Advantage previously paid $375.58 of the registration fee relating to 206,704 shares of First Advantage Class A common stock at the time of filing of Registration Statement No. 333-102565 on Form S-4.

                                EXPLANATORY NOTE

     The Agreement and Plan of Merger, dated as of December 13, 2002 (the "Merger Agreement"), among First Advantage Corporation, a Delaware corporation ("First Advantage"), US SEARCH.com Inc., a Delaware corporation ("US SEARCH"), The First American Corporation, a California Corporation, and Stockholm Seven Merger Corp., a wholly-owned Delaware subsidiary of First Advantage, provides that all options to acquire US SEARCH common stock, par value $0.0001 per share ("US SEARCH Common Stock"), outstanding at the effective time of the mergers contemplated thereby shall be assumed by First Advantage and converted automatically into options to purchase shares of First Advantage Class A common stock, par value $0.001 per share (the "Class A Common Stock"), in the amount and at an exercise price determined as follows:

     o the number of shares of Class A Common Stock shall be equal to the number of shares of US SEARCH Common Stock underlying such options multiplied by the exchange ratio of 0.04, provided that any fractional share of Class A Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

     o the exercise price per share of Class A Common Stock underlying each such option shall be equal to the exercise price per share of US SEARCH Common Stock underlying each such option divided by the exchange ratio of 0.04, provided that such exercise price shall be rounded down to the nearest cent.

     This Registration Statement on Form S-8 registers shares of Class A Common Stock that may be issued in respect of options to purchase shares of US SEARCH Common Stock outstanding at the effective time of the mergers referred to in the Merger Agreement under (a) the 800-U.S. Search Amended and Restated 1998 Stock Incentive Plan ("1998 Plan"), (b) the 800-U.S. Search 1999 Non-Employee Directors' Stock Option Plan ("1999 Plan") and (c) the US Search.com Inc. 2000 Stock Incentive Plan ("2000 Plan" and, together with the 1998 Plan and the 1999 Plan, the "US SEARCH Plans"). The shares of Class A Common Stock registered in respect of options issued under each US SEARCH Plan are as follows:

     o    658,184 shares under the 1998 Plan;

     o    22,352 shares under the 1999 Plan; and

     o    107,696 shares under the 2000 Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement on Form S-8 in accordance with Rule 428 under the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows First Advantage to "incorporate by reference" information into this Registration Statement which means that First Advantage can disclose important information to you by referring you to another document or documents filed separately with the SEC. This Registration Statement incorporates by reference the documents set forth below that First Advantage has previously filed with the SEC. These documents contain important business and financial information about First Advantage, including information concerning its financial performance.

     First Advantage incorporates by reference into this Registration Statement the following documents:

     o Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 (Registration No. 333-102565) filed May 14, 2003; and

     o the description of the First Advantage Class A Common Stock, $.001 par value, contained in a Registration Statement on Form 8-A, filed May 12, 2003, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by First Advantage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future report or other document that is not deemed filed with the SEC. The contents of US Search's Registration Statements on Form S-8 (Registration Nos. 333-98493 and 333-83629) are incorporated herein by reference. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

     First Advantage's certificate of incorporation provides that its directors will not be personally liable to First Advantage or its stockholders for damages for breach of any duty owed to First Advantage or its stockholders except for liability:

     o for any breach of the director's duty of loyalty to First Advantage or its stockholders;

     o for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under section 174 of the DGCL regarding negligent or willful unlawful payment of dividends and stock redemption; or

     o for any transaction from which a director derived an improper personal benefit.

     The Bylaws of First Advantage provide that:

     o subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of First Advantage or is or was serving at the request of First Advantage as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by First Advantage to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits First Advantage to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by First Advantage the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to First Advantage of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

     o First Advantage is permitted to secure insurance on behalf of any director, officer, employee or agent of First Advantage or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

     Pursuant to the Agreement and Plan of Merger, dated December 13, 2002, among First Advantage, US SEARCH.com Inc. and the other parties thereto, First Advantage has agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an "Indemnified Party") in respect of acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH's and its subsidiaries' certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH's and its subsidiaries' officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. First Advantage also agreed under the merger agreement that for a period of six years after the effective time of the mergers, First Advantage will use its reasonable best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party currently covered by US SEARCH's and/or its subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of the merger agreement (the "D&O Insurance"), provided that First Advantage shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the "Premium Limit"). If First Advantage is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event First Advantage would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, First Advantage will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

     Present and future directors and officers of First Advantage are covered by a policy of liability insurance obtained by The First American Corporation, First Advantage's parent company, which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number         Description
------         -----------

4.1 Form of certificate representing shares of First Advantage's Class A common stock (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 (333-105847) filed June 5, 2003).

4.2 Description of First Advantage's capital stock in Article IV of First Advantage's First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1 of First Advantage's Registration Statement on Form S-4 filed January 17, 2003 and incorporated by reference herein).

4.3 Amended and Restated 1998 Stock Incentive Plan of US SEARCH.com Inc. (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.4 Form of 1998 Stock Incentive Plan Stock Option Award Agreement (incorporated by reference from Exhibit 10.2.1 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.5 1999 Non-Employee Directors' Stock Option Plan of US SEARCH.com Inc., as amended (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.6 Form of 1999 Non-Employee Directors' Stock Option Plan Nonstatutory Stock Option (incorporated by reference from Exhibit
               10.3.1 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.7 Form of 1999 Non-Employee Directors' Stock Option Plan Notice of Exercise. (incorporated by reference from Exhibit 10.3.2 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.8 2000 Stock Incentive Plan of US SEARCH.com Inc., as amended (incorporated by reference from Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed by US SEARCH.com Inc.).

5.1            Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to The First American Corporation Screening Technology Division.

23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to US SEARCH.com Inc.

23.3           Consent of White & Case LLP (contained in Exhibit 5.1).

24.1           Power of Attorney.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any additional or changed material information on the plan of distribution;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by First American pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Petersburg, state of Florida, on this 5th day of June, 2003.

                                FIRST ADVANTAGE CORPORATION


                                By:      /s/ John Long
                                  --------------------------------------
                                           John Long
                                         Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




  Date:  June 5, 2003           By:      /s/ John Long
                                  ------------------------------------------
                                           John Long
                                       Chief Executive Officer
                                      (Principal Executive Officer)




  Date:  June 5, 2003           By:      /s/ John Lamson
                                   ------------------------------------------
                                             John Lamson
                                     Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


         Date: June 5, 2003        By:                      *
                                        ----------------------------------------
                                                   John Long, Director




         Date: June 5, 2003        By:                      *
                                        ----------------------------------------
                                                   John Lamson, Director




         Date: June 5, 2003        By:                       *
                                        ----------------------------------------
                                                Kenneth D. DeGiorgio, Director



*By:       /s/ Kenneth D. DeGiorgio
    -----------------------------------------
      Kenneth D. DeGiorgio, Attorney in Fact

                                  EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

4.1 Form of certificate representing shares of First Advantage's Class A common stock (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 (333-105847) filed June 5, 2003).

4.2 Description of First Advantage's capital stock in Article IV of First Advantage's First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1 of First Advantage's Registration Statement on Form S-4 filed January 17, 2003 and incorporated by reference herein).

4.3 Amended and Restated 1998 Stock Incentive Plan of US SEARCH.com Inc. (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.4 Form of 1998 Stock Incentive Plan Stock Option Award Agreement (incorporated by reference from Exhibit 10.2.1 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.5 1999 Non-Employee Directors' Stock Option Plan of US SEARCH.com Inc., as amended (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.6 Form of 1999 Non-Employee Directors' Stock Option Plan Nonstatutory Stock Option (incorporated by reference from Exhibit
               10.3.1 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.7 Form of 1999 Non-Employee Directors' Stock Option Plan Notice of Exercise. (incorporated by reference from Exhibit 10.3.2 to the Registration Statement on Form S-1, as amended (333-76099) filed on June 24, 1999 by US SEARCH.com Inc.).

4.8 2000 Stock Incentive Plan of US SEARCH.com Inc., as amended (incorporated by reference from Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed by US SEARCH.com Inc.).

5.1            Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to The First American Corporation Screening Technology Division.

23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to US SEARCH.com Inc.

23.3           Consent of White & Case LLP (contained in Exhibit 5.1).

24.1           Power of Attorney.